Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated as of August 30, 2012 and shall become effective as of the 1st day of October, 2012 (the “Effective Date”), by and among Southwest Bancorp, Inc., a bank holding company organized under the laws of the State of Oklahoma (the “Company”), the Stillwater National Bank and Trust Company, a national bank organized under the laws of the United States, and the Bank of Kansas, a state bank chartered under the laws of the State of Kansas (each, a “Bank” and, collectively, the “Banks” and collectively with the Company, the “Employer”), and Mark W. Funke (the “Executive”).

BACKGROUND:

The Company and the Banks each desire to employ the Executive as its President and Chief Executive Officer on the terms and conditions set forth below and Executive desires to accept such employment subject to such terms and conditions.

AGREEMENT:

In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1. Duties.

1.1 Positions. The Executive shall be employed as the President and Chief Executive Officer of the Company and the President and Chief Executive Officer of each of the Subsidiary Banks and shall perform and discharge faithfully the duties and responsibilities which may reasonably be assigned to the Executive from time to time in connection with the conduct of the businesses. The duties and responsibilities of the Executive shall be commensurate with similar positions at other publicly-traded community bank holding companies and community banks. The Executive shall report directly to the Boards of Directors. During the Term, at appropriate intervals and with the consent of the Executive, the Company and each Subsidiary Bank shall nominate the Executive as a candidate for election or re-election to their respective Boards of Directors, subject to any necessary regulatory non-objections.

1.2 Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a) subject to Section 1.3, devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by the Board of Directors; and

(c) timely prepare and forward to the Board of Directors all reports and accountings as may be requested of the Executive.

1.3 Permitted Activities. The Executive shall devote substantially all of the Executive’s entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but as long as the following activities do not unreasonably interfere with the Executive’s obligations to the Employer, this shall not be construed as preventing the Executive from:

(a) investing the Executive’s personal assets in any manner which will not require any material services on the part of the Executive in the operation or affairs of the entity and in which the Executive’s participation is primarily that of an investor; provided that such investment activity following the Effective Date shall not result in the Executive owning beneficially at any time one percent (1%) or more of the equity securities of any Competing Business; or

(b) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching or serving on the board of directors of an entity so long as any such participation does not unreasonably interfere with the ability of the Executive to effectively discharge the Executive’s duties hereunder; provided further, that the Board of Directors may direct the Executive in writing to resign from any such organization and/or cease such activities should the Board of Directors reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Employer.

2. Term.

(a) Subject to earlier termination in accordance with Subsection (b) below, this Agreement shall remain in effect for the Term. If the Agreement is in effect at the end of the Initial Term, the Term shall be renewed automatically for successive twelve-month periods unless and until one party gives written notice to the other of its or the Executive’s intent not to extend this Agreement with such written notice to be given not less than ninety (90) days prior to the end of the Initial Term or any such twelve-month period. In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect even if the Executive continues to provide services to the Employer as an employee following the expiration of the Term and the resulting termination of the Agreement.

(b) Notwithstanding the provisions of Subsection (a), the Executive shall be employed on an at-will basis in that, at any time during the Term, the Employer and the Executive may each effect an earlier termination of the Term and a resulting termination of the Executive’s employment pursuant to Section 4.1 hereof.

3. Compensation. The Employer shall pay the Executive the following during the Term, except as otherwise provided below:

3.1 Annual Base Salary. The Executive shall be compensated at an annual base rate of Four Hundred and Twenty-Five Thousand and No/100 Dollars ($425,000.00) (the “Annual Base Salary”). The Executive’s Annual Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

3.2 Signing Bonus. The Employer shall pay the Executive a one-time signing bonus comprised of the following components:

(a) a payment in cash equal to Forty Thousand and No/100 Dollars ($40,000.00), payable within thirty (30) days following the Effective Date; and

(b) a restricted stock award representing the opportunity to earn a number of shares of Company common stock having a value equal to Four Hundred and Sixty Thousand and No/100 Dollars ($460,000.00) based on the per share closing price of Company common stock as of today’s date as reported by the NASDAQ Stock Market. In determining the number of shares of Company common stock subject to the restricted stock award by applying the foregoing formula, the number of shares will be rounded to the nearest one hundred share increment. The restricted stock award will be granted within forty-five (45) days of the Effective Date and will vest one-hundred eighty (180) days after the grant date, provided the Executive remains in the continuous employ of the Employer through such date, and will be subject to such other general terms and conditions in the form of award employed by the Employer for grants of this type. The restricted shares will be held in escrow by the Employer until vested and will be delivered to the Executive as soon as practicable thereafter.

3.3 Annual Incentive Compensation.

(a) The Executive shall be eligible to receive annual bonus compensation, if any, as may be determined by, and based on performance measures established by, the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors (the “Committee”) consistent with the Employer’s strategic planning process and in consultation with the Executive, pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors, based on recommendations by the Committee (an “Annual Bonus”). The Executive shall be eligible for an Annual Bonus opportunity equal to one hundred percent (100%) of Annual Base Salary.

(b) Any Annual Bonus earned shall be payable in cash and/or shares of Company common stock, as determined by the Board of Directors, in the year following the year in which the bonus is earned in accordance with the Employer’s normal practices for the payment of short-term incentives, but not later than March 15th.

(c) Notwithstanding any provision of Subsections (a) and (b) above to the contrary, a minimum Annual Bonus for each of calendar years 2012 and 2013 shall be payable in the amount of Three Hundred Thousand and No/100 Dollars ($300,000.00), two-thirds of each such minimum Annual Bonus shall be paid in cash and the remaining one-third shall be paid in the form of a restricted stock award. In determining the number of shares of Company common stock subject to each such restricted stock award, the per share closing price of Company common stock shall be averaged over the period commencing with the thirtieth-day preceding December 31 of the applicable calendar year (i.e., 2012 in the case of the first minimum Annual Bonus and 2013 in the case of the second Annual Bonus) and ending on the thirtieth day after such December 31 as such closing prices are reported by the NASDAQ Stock Market. The number of shares subject to each restricted stock award will be rounded to the nearest one hundred share increment. Each restricted stock award will be granted at the time annual bonuses are paid for the applicable calendar year in accordance with the Employer’s normal practices for the payment of short-term incentives, but not later than March 15th. Each restricted stock award will vest in full on the third anniversary of the grant date, subject to the Executive’s continuing employment, and will be subject to such other general terms and conditions in the form of award employed by the Employer for grants of this type. The restricted shares will be held in escrow by the Employer until vested and will be delivered to the Executive as soon as practicable thereafter.

(d) Commencing with calendar year 2014 and continuing through calendar year 2016, fifty percent (50%) of the Executive’s Annual Bonus opportunity shall be subject to the following performance conditions:

(1) no Subsidiary Bank has a Classified Asset Ratio (“CAR”), determined at the end of the applicable calendar year greater than: (i) forty percent (40%) in calendar year 2014; (ii) thirty-five percent (35%) in calendar year 2015; and (iii) thirty-five percent (35%) in calendar year 2016. For purposes of this Subsection (d), CAR is defined as: (Total Classified Loans + Other Real Estate Owned) / (Tier 1 Capital + Allowance for Loan and Lease Losses);

(2) the Employer is not under any memorandum of understanding or formal agreement with any regulator during the applicable calendar year or at any time prior to the date the Annual Bonus is otherwise payable; and

(3) Total Shareholder Return for the applicable calendar year is in the top twenty-fifth (25th) percentile of total shareholder returns for banks in a mutually agreed upon peer group; provided, however, with respect to any applicable calendar year, if the only criterion precluding payment of the portion of the Annual Bonus subject to the conditions in this Subsection (d) is the Total Shareholder Return condition and the Company’s Total Shareholder Return for such calendar year exceeds the fiftieth (50th ) percentile, then a percentage of the portion of the Annual Bonus subject to the conditions in this Subsection (d) will be payable. The percentage payable shall be four percent (4%) multiplied by the number of whole numbers above the fiftieth (50th) percentile ranking that the Company achieves for its Total Shareholder Return.

The fifty percent (50%) of each Annual Bonus opportunity that is subject to the provisions of this Subsection (d) shall be forfeited if and to the extent the condition(s) set forth in Clauses (1), (2) or (3) are not satisfied. The remaining fifty percent (50%) of each such Annual Bonus opportunity for calendar years 2014 through 2016 shall be subject to such discretionary performance criteria as may be established by the Committee pursuant to Subsection (a) above.

(e) The payment of any Annual Bonus shall be subject to any approvals or non-objections required by any regulator of the Employer, and any other restrictions under applicable law.

3.4 Equity Compensation.

(a) As soon as practicable following the Effective Date, the Executive shall be granted a one-time performance stock award entitling him to earn up to 138,600 shares of Company common stock. The performance measure shall be Total Shareholder Return and continuing employment shall be a service condition both during and for a three-year period following the date the applicable performance measure is satisfied. The number of shares satisfying the performance measure shall be based upon the level of Total Shareholder Return achieved over each of the calendar years from 2013 through 2016 in accordance with the following table:

Total Shareholder Return Achieved	Performance Shares Satisfying the Performance Measure

20% 30% 40% 50% 60% 70% 80% 90%	3,850 7,700 11,550 15,400 19,250 23,100 26,950 30,800

To the extent a Total Shareholder Return for any applicable calendar year is earned above the threshold percentage level (i.e., twenty percent (20%)), any previously unearned performance shares allocated to a lower percentage level under the table above shall be deemed to have satisfied the performance measure for that calendar year. Once considered to have met a performance measure for an applicable calendar year, performance shares are not eligible to be earned again despite successive achievement of Total Shareholder Returns at or above the threshold level. Performance shares granted pursuant to this Subsection (a) will be held in escrow by the Employer until earned and vested. Performance shares that have been earned shall be subject to a three-year vesting period commencing with the last day of the calendar year for which the performance shares are considered to have been earned Vested performance shares will be delivered to the Executive as soon as practicable after the expiration of the vesting period. The performance stock award will be subject to the Executive’s continuing employment and will be subject to such other general terms and conditions in the form of award employed by the Employer for grants of this or similar type.

Notwithstanding the preceding provisions of this Subsection (a), the number of performance shares that can be earned with respect to any applicable calendar year is capped in accordance with the following table:

Applicable Calendar Year	Performance Share Cap
2013	34,650
2014 2015 2016	69,300 103,950 138,600

Any performance shares that have met a performance measure for an applicable calendar year that exceed the performance share cap for that calendar year may be earned in a subsequent applicable calendar year if the performance measure attained for any such subsequent applicable calendar year treat the performance shares as having been earned for that subsequent applicable calendar year in accordance with the first table set forth in this Subsection (a). The numbers set forth in the tables of this Subsection (a) shall be adjusted to reflect any stock splits, stock dividends or similar events affecting             shares of Company common stock.

(b) As soon as practicable following the first day of calendar years 2013 through 2016, the Executive shall be granted an annual performance stock award each entitling him to earn up to 14,400 shares of Company common stock. The performance measure shall be Return on Average Equity and continuing employment shall be a service condition both during and for a three-year period following the date the applicable performance measure is satisfied. The number of shares satisfying the performance measure shall be based upon the percentage of Return on Average Equity achieved for the calendar year for which the award is granted in accordance with the following table:

Return on Average Equity	Performance Shares Earned

7.0% 7.5% 8.0% 8.5% 9.0% 9.5% 10.0%	3,600 5,400 7,200 9,000 10,800 12,600 14,400

Performance shares granted pursuant to this Subsection (b) will be held in escrow by the Employer until earned and vested. Performance shares that have been earned shall be subject to a three-year vesting period commencing with the last day of the calendar year for which the performance shares are considered to have been earned Vested performance shares will be delivered to the Executive as soon as practicable after the expiration of the vesting period. The performance stock award will be subject to the Executive’s continuing employment and will be subject to such other general terms and conditions in the form of award employed by the Employer for grants of this or similar type.

The numbers set forth in the tables of this Subsection (b) shall be adjusted to reflect any stock splits, stock dividends or similar events affecting shares of Company common stock.

(c) With respect to the performance stock awards contemplated under both Subsections (a) and (b), each of the following conditions must be satisfied for any performance shares to be earned under Subsection (a) with respect to a calendar year even if the Total Shareholder Return performance measure for that calendar year is satisfied and for any performance shares to be earned under Subsection (b) even if the Return on Average Equity performance measure for that calendar year is satisfied:

(1) no Subsidiary Bank has a CAR, determined at the end of the applicable calendar year greater than: (i) forty percent (40%) in calendar year 2014; (ii) thirty-five percent (35%) in calendar year 2015; and (iii) thirty-five percent (35%) in calendar year 2016;

(2) the Company, on a consolidated basis, and each Subsidiary Bank must maintain a “common equity tier 1 capital ratio” (as defined by the Employer’s banking regulators) of not less than the greater of (i) nine percent (9%) and (ii) two percent (2%) more than the minimum standard set by the Employer’s banking regulators, determined as of the last day of each applicable calendar year; and

(3) the Employer is not under any memorandum of understanding or formal agreement with any regulator during the applicable calendar year.

If any one of the foregoing conditions is not satisfied for an applicable calendar year, then no performance shares shall be considered earned with respect to that calendar year with respect to the performance stock award under Subsection (a) and the annual performance stock awarded under Subsection (b) for that calendar year shall be forfeited.

(d) For calendar years from and after 2017, the Executive shall be eligible to participate in equity awards on no less favorable a basis than similarly situated executives.

(e) All shares of Company common stock issued to the Executive pursuant to the terms of this Agreement shall be further subject to restrictions on transferability unless and until the Executive holds fully earned and vested shares of Company common stock having a fair market value that equals or exceeds three (3) times his then Annual Base Salary. Once the Executive attains the threshold ownership level, any shares of Company common stock exceeding the threshold ownership level shall not be subject to the transferability restrictions. However, if once attained, the shares of Company common stock owned by the Executive fall below the threshold ownership level (whether due to a decline in the value of the shares or otherwise), the Executive shall be obligated to attain once again the threshold ownership level, which obligation remains in effect throughout the Term. Any             shares of Company common stock subject to awards granted after the date of any failure to maintain the threshold ownership level shall be subject to the restrictions on transferability contemplated by this Subsection (e) until the threshold ownership level is once again attained. This transferability restriction, however, shall not preclude the Executive from tendering back to the Company or selling to third parties a number of             shares of Company common stock having a fair market value equal to the minimum required tax withholding obligations resulting from earning and becoming vested in shares subject to equity awards granted pursuant to this Agreement. For purposes of this Subsection (e), the threshold ownership level shall be measured as of each December 31 during the Term and the determination of the value of Company common stock for this purpose shall be based on the per share closing price of Company common stock averaged over the thirty-day period immediately preceding such December 31, as such closing prices are reported by the NASDAQ Stock Market. If the target ownership level is satisfied as of any such December 31, it shall be deemed satisfied until the immediately succeeding December 31.

(f) The Executive agrees to waive his right to any dividends otherwise payable on             shares of Company common stock awarded pursuant to this Section 3.4 with respect to record dates falling on dates prior to the date the underlying shares of Company common stock are earned in accordance with the terms of the award(s).

3.5 Business and Professional Education Expenses; Memberships. Subject to the reimbursement policies from time to time adopted by the Board of Directors and consistent with the annual budget approved for the period during which an expense was incurred, the Employer specifically agrees to reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in the performance of the Executive’s duties hereunder; provided, however, that as a condition of any such reimbursement, the Executive shall submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. Examples of appropriate categories of expenses include membership in professional and civic organizations, professional development, and customer entertainment. The Executive acknowledges that the Employer makes no representation with respect to the taxability or nontaxability of the benefits provided under this Section 3.5.

3.6 Paid Vacation. The Executive shall be entitled to no less than twenty-five (25) days of paid vacation per calendar year, prorated for any partial calendar year of service. The provisions of this Section 3.6 shall apply notwithstanding any less generous paid leave policy then maintained by the Employer, but the use of Executive’s paid vacation leave shall otherwise be determined in accordance with the Employer’s paid leave policy as in effect from time to time.

3.7 Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated executives. All such benefits shall be awarded and administered in accordance with the written terms of any applicable benefit plan or, if no written terms exist, the Employer’s standard policies and practices relating to such benefit.

3.8 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

3.9 Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. Any in-kind benefits provided by the Employer must be provided during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of any in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after March 15th of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

3.10 Clawback of Compensation. The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded), including, but not limited to, the following circumstances:

(a) where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer where the Employer has been required to prepare an accounting restatement due to material noncompliance of the Employer, as a result of misconduct, with any financial reporting requirement under the federal securities laws;

(b) where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(c) if a Subsidiary Bank becomes, and for so long as a Subsidiary Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return promptly any such compensation properly identified by the Employer by written notice provided pursuant to Section 13. If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Employer. If the Executive is then employed by the Employer, the Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation. The Executive acknowledges the Employer’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3.10. The provisions of this Section 3.10 shall be modified to the extent, and remain in effect for the period, required by applicable law.

3.11 Apportionment of Obligations. The obligations for the payment of the amounts otherwise payable pursuant to this Section 3 shall be apportioned between the Company and the Banks as they may agree from time to time in their sole discretion.

4. Termination; Suspension or Reduction of Benefits.

4.1 Termination of Employment. During the Term, the Termination of Employment of the Executive and this Agreement may be effected immediately in the event of (a) a termination of the Executive by the Employer for Cause; (b) a termination of the Executive by the Employer without Cause; (c) a resignation by the Executive for Good Reason; (d) a resignation by the Executive for Constructive Termination within twelve (12) months following a Change of Control; (e) a resignation by the Executive without Good Reason; or (f) the Executive’s death or Disability. Notwithstanding anything to the contrary in the preceding sentence, the Executive must give at least ninety (90) days advance written notice prior to the Executive’s effective date of resignation pursuant to Section 4.1(e).

4.2 Severance. If, during the Term, the Executive experiences a Termination of Employment by the Employer without Cause pursuant to Section 4.1(b) or the Executive resigns the Executive’s employment with the Employer (i) for Good Reason pursuant to Section 4.1(c), or (ii) for Constructive Termination within twelve (12) months following a Change of Control pursuant to Section 4.1(d), then, upon such Termination of Employment, for a period of twelve (12) months thereafter, the Employer will pay severance to the Executive, with the amount of each monthly payment equal to the Applicable Fraction of the Annual Base Salary in effect as of the effective date of the Termination of Employment. Monthly severance payments, or portions thereof, shall be paid in accordance with the Employer’s regular payroll practices, commencing with the first payroll date that is more than sixty (60) days following the date of the Executive’s Termination of Employment. In addition, any service condition contained in any equity awards outstanding in favor of the Executive shall be deemed to have been satisfied immediately prior to the effective date of the Termination of Employment and shares of Company common stock subject to any performance stock awards granted pursuant to Subsections (a) and (b) of Section 3.4 shall be earned if and to the extent applicable performance measures are attained and the applicable conditions in Subsection (c) of Section 3.4 remain satisfied as of the fiscal year ending with or within the twelve-month period immediately following the effective date of the Termination of Employment.

4.3 Golden Parachute Limitations. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise payable to the Executive by the Employer would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Employer, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Employer by the Employer’s independent accountants. In the event the payments to the Executive are required to be reduced pursuant to this Section 4.3, the portions of the payments that would be paid latest in time will be reduced first and if multiple portions of the payments to be reduced are paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro rata.

4.4 Effect of Termination of Employment.

(a) Upon Executive’s Termination of Employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any compensation, benefits or other amounts earned and owing under Section 3 through the effective date of the termination of the Agreement and, if applicable, any payments set forth in Section 4.2.

(b) Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s provision of severance benefits in connection with the Executive’s Termination of Employment pursuant to Section 4.2, the Executive must execute within such period of time following Termination of Employment as is permitted by the Employer (and not timely revoke during any revocation period provided pursuant to such release) a release and non-disparagement agreement in substantially the form attached hereto as Exhibit “A.” Any payments of severance shall accrue from the date of the Executive’s Termination of Employment, with any accrued but unpaid severance being paid on the date of the first payment as provided in Section 4.2.

(c) If the Executive is a member of the Board of Directors and the Executive’s employment is terminated by the Employer or by the Executive pursuant to Section 4.1, the Executive shall immediately resign from the Executive’s position on the Board(s) of Directors, effective no later than the date the Executive’s employment is terminated.

(d) Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Termination of Employment, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period. Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

(e) Notwithstanding any provision in this Agreement to the contrary, if the Employer elects not to renew the Term of this Agreement at the end of the Initial Term or any twelve-month anniversary thereof pursuant to Section 2(a), any service condition contained in any equity awards outstanding in favor of the Executive shall be deemed to have been satisfied immediately prior to the effective date of the Termination of Employment and             shares of Company common stock subject to any performance stock awards awarded pursuant to Subsections (a) and (b) of Section 3.4 shall be earned if and to the extent applicable performance measures are attained and the applicable conditions in Subsection (c) of Section 3.4 remain satisfied as of the fiscal year ending with or within the twelve-month period immediately following the effective date of the Termination of Employment.

4.5 Regulatory Limitations.

(a) FDIC Golden Parachute Limitations. Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4 or any other provision herein or otherwise in contravention of the requirements of Section 18(k) of the Federal Deposit Insurance Act (the “FDIA”) (12 U.S.C. 1828(k)) and Part 359 of the FDIC Rules and Regulations, 12 C.F.R. 359 (collectively, the “FDIC Golden Parachute Restrictions”). In the event any such payments become due and payable under this Agreement at a time when such payments would constitute “golden parachute payments,” other than “golden parachute payments” for which the concurrence or consent of the appropriate federal banking agency has been received as contemplated by the FDIC Golden Parachute Restrictions, the obligation on the part of the Employer to make any such payments shall become null and void. In addition, nothing in the preceding sentence shall impose an obligation on the part of the Employer to petition the FDIC (and/or other regulatory agency having jurisdiction over the Employer) for its concurrence or consent.

(b) Other Bank Regulatory Limitations. If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the affairs of any depository institution by an order issued under Section 8(e) or 8(g) of the FDIA (12 U.S.C. 1818(e) and (g)), the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.5 of expenses incurred as of the effective date of termination. If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of a Subsidiary Bank’s affairs by a notice served under Section 8(e) or 8(g) of the FDIA (12 U.S.C. 1818(e) and (g)), the Employer shall have the right to suspend all obligations of the Employer under this Agreement as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate prospectively (in whole or in part) any of its obligations which were suspended. If the FDIC is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. 1821(c)) of the Company or any depositary institution controlled by the Company, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected. If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Company or any depositary institution controlled by the Company, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Employee that vested prior to the FDIC action. If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Company or any depository institution controlled by the Company, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Employee that vested prior to the transaction. Notwithstanding the foregoing provisions of this Section 4.5 (b), any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(c) Regulatory Approval. Notwithstanding the timing for the payment of monthly severance amounts described in Section 4.2, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Employer pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent. Any payments suspended by operation of this Section 4.5(c) shall be paid as a lump sum within thirty (30) days following receipt of the concurrence or consent of the appropriate federal banking agency of the Employer or as otherwise directed by such federal banking agency.

(d) State Banking Limitations. All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

5. Employer Information.

5.1 Ownership of Employer Information. All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Employer will remain the sole and exclusive property of the Employer.

5.2 Obligations of the Executive. The Executive agrees:

(a) to hold Employer Information in strictest confidence;

(b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(c) in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret;

provided, however, that none of the foregoing obligations shall preclude the Executive from making any disclosures of Employer Information required by law. This Section 5 shall survive for a period of two (2) years following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon the Executive’s Termination of Employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in the Executive’s possession or control.

6. No Appropriation. The Executive agrees that during the Executive’s employment by the Employer hereunder, and for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) appropriate for his own benefit or the benefit of a third party any banking opportunity properly belonging to the Employer the usurpation of which constitutes a breach of the Executive’s fiduciary duty as an officer of the Employer under applicable law.

7. Non-Solicitation of Customers. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Termination of Employment, regardless of the reason, for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Executive has or had material contact during the last two (2) years of the Executive’s employment with Employer, for purposes of providing products or services that are competitive with those provided by the Employer.

8. Non-Solicitation of Employees. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Termination of Employment, regardless of the reason, for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, or recruit or attempt to solicit, or recruit, any employee of the Employer with whom the Executive had material contact during the last two (2) years of the Executive’s employment, whether or not such employee is a full-time employee or a temporary employee of the Employer, such employment is pursuant to written agreement, for a determined period, or at will.

9. Non-disparagement. The Executive agrees that during the Executive’s employment by the Employer hereunder, and for a period of one (1) year thereafter, the Executive will not make any untruthful statement (written or oral) that could reasonably be perceived as disparaging to the Employer or any Affiliate. Employer agrees that during the Executive’s employment by the Employer hereunder, and for a period of one (1) year thereafter, the members of their respective Boards of Directors and all executive officers of the Company and the Subsidiary Banks (collectively, the “Persons to be Advised”) will not make any untruthful statement (written or oral) that could reasonably be perceived as disparaging to the Executive. Employer will advise the Persons to be Advised that a non-disparagement agreement is in effect, and will use reasonable efforts to enforce compliance with this non-disparagement agreement. Notwithstanding the foregoing agreement, the parties hereto recognize and acknowledge that the Employer will not be liable for unauthorized remarks by individuals employed by or otherwise associated with the Employer, other than the Persons to be Advised and if the Persons to be Advised are required by any applicable law, regulation, statute, subpoena, court order, or other compulsory process to disclose information related to the Executive’s employment, such disclosure of truthful information shall not constitute a breach of this Agreement. Moreover, this Section 9 shall not apply to any communications: (a) between the Employer and its independent public auditors; (b) necessary to comply fully with all applicable requirements and policies of federal and state laws; (c) necessary to cooperate fully with any investigation or request for information from any state or federal governmental agency, stock exchange, or regulatory organization; (d) necessary in the course of preparing and filing appropriate tax returns or dealing with federal or state taxing authorities; or (e) made in connection with any judicial or administrative proceeding or arbitration with respect to which such communications are relevant.

10. Remedies. The Executive agrees that the covenants contained in Sections 5 through 9 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. If the Employer alleges that the Executive has materially breached any of the Executive’s obligations pursuant to Sections 5, 6, 7, 8 and/or 9 and the Executive disputes such allegation, the Employer may withhold any future payments owed to the Executive hereunder until the dispute is finally resolved or determined by either mutual agreement of the parties or by arbitration pursuant to Section 16. The Employer and the Executive agree that all remedies available to the Employer shall be cumulative.

11. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

12. No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

13. Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Company:

Southwest Bancorp, Inc.

Attn: Chairman, Board of Directors

608 South Main Street

Stillwater, Oklahoma 74074

If to the Stillwater National Bank and Trust Company:

Stillwater National Bank and Trust Company

Attn: Chairman, Board of Directors

608 South Main Street

Stillwater, Oklahoma 74074

If to the Bank of Kansas:

Bank of Kansas

Attn: Chairman, Board of Directors

1002 Central Street

Harper, Kansas 67058

If to the Executive:

Mark W. Funke

4801 Oakdale Farm Road

Edmond, Oklahoma 73013

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (c) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change that party’s notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

14. Successors; Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Employer. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Employer shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Employer” hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment. The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15. Waiver. A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

16. Arbitration. The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any and all disputes, claims or controversies between Executive and the Employer which may arise out of or relate to Executive’s employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be before a single arbitrator in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes pertaining to individually-negotiated contracts and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. Unless parties mutually agree to self-administer the arbitration or to use a different arbitration service, it will be administered by the Dallas, Texas office of the American Arbitration Association. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator unless such damages would have been awarded by a court of competent jurisdiction. The arbitrator shall also have the discretion and authority to award costs and attorney fees to the prevailing party or, alternatively, may order each party to bear its own costs and attorney fees in connection with the arbitration to the extent permitted by applicable law. Nothing in this Agreement to arbitrate, however, shall preclude the Employer from obtaining injunctive relief from a court of competent jurisdiction prohibiting any breaches by Executive of Sections 5 through 10 of this Agreement.

17. Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Oklahoma without regard to its conflicts of law principles. The parties agree that any appropriate federal or state court located in, or having jurisdiction over, Oklahoma County, Oklahoma shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

18. Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19. Entire Agreement; Counterparts. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated. This Agreement may be executed in one or more counterparts each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

20. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. Survival. The obligations of the parties pursuant to Sections 3.10, 4 through 10, 16, 17 and 21, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.

22. Representation Regarding Restrictive Covenants. The Executive represents that the Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

23. Section 409A. It is the intent of the parties that any payment to which the Executive is entitled under this Agreement be exempt from Section 409A of the Code, to the maximum extent permitted under Section 409A. However, if any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A, such amounts shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. Neither the Executive nor the Employer shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A without the consent of the other party. For purposes of this Agreement, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A. To the extent that some portion of the payments under this Agreement may be bifurcated and treated as exempt from Section 409A under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt from Section 409A. To the extent that the requirements of Section 409A are determined to be applicable to any provision of this Agreement, such provision shall be construed in a manner that complies with Section 409A and any provision required for compliance with Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein. If any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A, the Employer shall, upon Executive’s specific request, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Employer of the applicable provision shall be maintained, but the Employer shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Employer. The Employer shall not have any liability to Executive with respect to tax obligations that result under any tax law and makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement.

24. Primary Office. The Executive’s primary office or worksite shall be in the Oklahoma City, Oklahoma metropolitan area (notwithstanding that the home office of the Company will remain Stillwater, Oklahoma), subject to travel necessary for the performance of his duties hereunder.

25. No Mitigation. The Executive shall have no obligation to seek employment or otherwise mitigate his damages under this Agreement and amounts payable to the Executive under this Agreement shall not be reduced whether or not the Executive obtains other employment.

26. Indemnification and Insurance. The Employer shall, as provided for in the Company’s Articles and Bylaws, defend, indemnify and hold harmless the Executive and the Executive’s heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which they may become subject to arising from, based on, or relating to the Executive’s employment by the Employer or the Executive’s service as an officer or member of the Board of Directors of the Employer or any Affiliate, including without limitation reimbursement for any legal or other expenses reasonably incurred by the Executive in connection with investigating and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities. The Employer shall provide to the Executive an opportunity to enter into an indemnification agreement with the same substantive terms offered to other directors and officers. The Employer shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board of Directors), and the Executive shall be covered under such insurance to the same extent as other similarly situated executives of the Employer; provided, however, that the Employer shall not be required to maintain such insurance coverage if the Board of Directors determines that it is unavailable at reasonable cost, provided that the Executive is given written notice of any such determination promptly after it is made.

27. Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a) “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b) “Agreement” shall mean this Agreement and any appendices incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c) “Applicable Fraction” means one-fourth (1/4), if the qualifying Termination of Employment occurs on or before December 31, 2014; one-sixth (1/6), if the qualifying Termination of Employment occurs after December 31, 2014 but on or before December 31, 2015; and one-twelfth (1/12), if the qualifying Termination of Employment occurs after December 31, 2015.

(d) “Board of Directors” shall mean the board of directors of the Company and/or of the Subsidiary Banks, as the context requires and, where appropriate, includes any committee thereof or other designee.

(e) “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking.

(f) “Cause” shall mean:

(1) a material breach of the terms of this Agreement by the Executive not cured by the Executive within ten (10) business days after the Executive’s receipt of Employer’s written notice thereof, including, without limitation, failure by the Executive to perform in all material respects the Executive’s duties and responsibilities in the manner and to the extent required under this Agreement;

(2) any act by the Executive of fraud against, material misappropriation from, or material dishonesty to the Employer;

(3) conviction of the Executive of a crime involving breach of trust or moral turpitude or any felony;

(4) conduct by the Executive that amounts to willful misconduct, gross and willful insubordination, or gross neglect or inattention to the Executive’s duties and responsibilities hereunder, including prolonged absences without the written consent of the Board of Directors;

(5) conduct in material violation of the Employer’s written code of conduct as the same may be in force from time to time not cured by the Executive within ten (10) business days after the Executive’s receipt of Employer’s written notice thereof;

(6) receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal regulatory action against the Executive; or

(7) Executive’s removal and/or permanent prohibition from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)).

(g) “Change of Control” means for purposes of this Agreement the occurrence of any of the following events on or after the Effective Date:

(1) the date any entity or person, including a group as defined in Section 13(d)(iii) of the Securities Exchange Act of 1934 shall become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) or more of the outstanding common shares of either the Company or Stillwater National Bank and Trust Company (“SNB-Stillwater”);

(2) the date the shareholders of either the Company or SNB-Stillwater approve a definitive agreement (i) to merge or consolidate either the Company or SNB-Stillwater with or into another corporation in which either the Company or SNB-Stillwater, respectively, is not the continuing or surviving corporation or pursuant to which any common shares of either the Company or SNB-Stillwater would be converted into cash, securities, or other property of another, other than a merger of either the Company or SNB-Stillwater in which holders of common shares immediately prior to the merger have the same proportionate interest of common stock of the surviving corporation immediately after the merger as immediately before, or (ii) to sell or otherwise dispose of substantially all of the assets of either the Company or SNB-Stillwater; or

(3) the date there shall have been change in a majority of the Board of Directors of either the Company or SNB-Stillwater within a 12-month period unless the nomination of each new director was approved by the vote of two-thirds (2/3) of directors then still in office who were in office at the beginning of the 12-month period.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Competing Business” shall mean any entity (other than the Employer and its Affiliates) that is conducting business that is the same or substantially the same as the Business of the Employer.

(j) “Confidential Information” means data and information relating to the business of the Employer and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Company and its Affiliates and which has value to the Employer and its Affiliates and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer or its Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of Employer, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(k) “Constructive Termination” shall mean any of the following which occurs after the effective date of a Change of Control:

(1) the material reduction of the Executive’s Annual Salary, Annual Bonus opportunity, opportunity to earn equity compensation, or other benefits, each as provided in this Agreement;

(2) a material diminution in the Executive’s authority, duties or responsibilities or a change in his position such that he ceases to hold the title of, or serve in the role as, President and Chief Executive Officer of the Company or any successor;

(3) the assignment of any duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities under this Agreement; or

(4) an involuntary relocation of the Executive’s primary office or worksite to a place that is beyond a twenty (20) mile radius from 6301 Waterford Boulevard in Oklahoma City, Oklahoma.

(l) “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity that qualifies the Executive for disability benefits under any accident and health plan maintained by the Employer that provides income replacement benefits due to disability or, if the Employer does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job for a period of ninety (90) or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by the Employer.

(m) “Employer Information” shall mean Confidential Information and Trade Secrets.

(n) “Good Reason” shall mean any of the following which occurs on or after the Effective Date:

(1) a material reduction of the Executive’s Annual Base Salary from its then current rate, other than a reduction that also is applied to substantially all other executive officers of the Employer if Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers;

(2) a material diminution in the Executive’s authority, duties or responsibilities or a change in his position such that he ceases to hold the title of, or serve in the role as, President and Chief Executive Officer of the Company or any successor;

(3) the assignment of any duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities under this Agreement;

(4) an involuntary relocation of the Executive’s primary office or worksite to a place that is beyond a twenty (20) mile radius from 6301 Waterford Boulevard in Oklahoma City, Oklahoma; or

(5) a material breach of the terms of this Agreement by the Employer;

provided, however, that for a Termination of Employment by the Executive to be for Good Reason, the Executive must notify the Employer in writing of the event giving rise to Good Reason within thirty (30) days following the occurrence of the event (or, if later, thirty (30) days following the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event to the Employer by the Executive, and the Executive must resign effective no later than sixty (60) days following the Employer’s failure to cure the event and must give at least thirty (30) days advance written notice prior to the Executive’s effective date of resignation.

(o) “Initial Term” shall mean that period of time commencing on the Effective Date and ending December 31, 2016, subject to any earlier Termination of Employment of the Executive under this Agreement as provided for in Sections 2(b) and 4.1.

(p) “Post-Termination Period” shall mean twelve (12) months following the effective date of the Executive’s Termination of Employment.

(q) “Return on Average Equity” shall mean the Company’s net income after tax divided by average shareholders’ equity, determined by adding shareholder equity value at the beginning and end of the applicable calendar year and dividing that result by two (2).

(r) “Subsidiary Bank” shall mean each subsidiary bank as may be wholly-owned by the Company from time to time.

(s) “Term” shall mean the Initial Term and any subsequent extension periods, subject to any earlier Termination of Employment of the Executive under this Agreement as provided for in Sections 2(b) and 4.1.

(t) “Termination of Employment” shall mean a termination of the Executive’s employment where either (1) the Executive has ceased to perform any services for the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (2) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months).

(u) “Total Shareholder Return” shall mean the total return to a Company shareholder, including any cash dividends paid, expressed as a percentage by comparing the Ending Stock Price for calendar years 2013 through 2016 with the Beginning Stock Price using the following formula: (Ending Stock Price plus cumulative cash dividends paid minus Beginning Stock Price) divided by the Beginning Stock Price. For purposes of this Subsection (u), the term “Beginning Stock Price” means the average per share closing price of Company common stock, as reported by the NASDAQ National Market, over the last ten (10) trading days immediately preceding today’s date, adjusted to reflect subsequent stock splits, stock dividends and similar events affecting shares of Company common stock, and the term “Ending Stock Price” means the average per share closing price of Company common stock, as reported by the NASDAQ National Market, over the ten (10) trading days immediately preceding and immediately following the date of the Company’s public release of fourth quarter financial results for the applicable calendar year.

(v) “Trade Secrets” shall mean Employer or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[Signatures are on the Following Page]

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

Southwest Bancorp, Inc.:

By:/s/ Priscilla Barnes

Signature

Priscilla Barnes

Print Name

Senior Executive Vice President and COO

Title

Stillwater National Bank and Trust Company:

By:/s/ Priscilla Barnes

Signature

Priscilla Barnes

Print Name

Senior Executive Vice President and COO

Title

Bank of Kansas:

By:/s/ Priscilla Barnes

Signature

Priscilla Barnes

Print Name

Senior Executive Vice President and COO

Title

Executive:

/s/ Mark W. Funke

Mark W. Funke

Exhibit “A”

SEVERANCE AGREEMENT AND
FULL AND FINAL RELEASE OF CLAIMS

This Severance Agreement and Full and Final Release of Claims (“Agreement”) is made and entered into by and among Southwest Bancorp, Inc., a bank holding company organized under the laws of the State of Oklahoma (the “Company”), the Stillwater National Bank and Trust Company, a national bank organized under the laws of the United States, and the Bank of Kansas, a state bank chartered under the laws of the State of Kansas (collectively, the “Employer”), and Mark W. Funke (the “Executive”).

SEPARATION. Executive’s employment with the Employer will terminate on       or such later date as may be determined by the parties (“Separation Date”). The parties acknowledge that Executive’s termination from employment will result in a “Separation from Service” as defined in Section 409A of the Internal Revenue Code. Executive further agrees that the Executive hereby resigns as an officer and director of the Employer and any related or affiliated entities as of the Separation Date.

CONSIDERATION. In consideration of the Executive’s decision to enter into this Agreement, the Employer will (i) continue to employ Executive through the Separation Date, (ii) and will provide Executive severance pay and treat equity awards in accordance with the terms of the employment agreement between the Employer and the Executive dated     , 2012 (the “Employment Agreement”), and (iii) otherwise satisfy all of the Employer’s obligations under the Employment Agreement which survive the Executive’s Termination of Employment (as defined in the Employment Agreement). Federal, state and local tax withholdings and other legal deductions may be applied to the above consideration as determined by the Employer in its sole discretion.

Whether or not Executive executes this Agreement, the Employer will pay Executive any and all wages for all hours worked up to and through the Separation Date within the appropriate time frame required by applicable law. If Executive fails or refuses to execute this Agreement, or if Executive revokes this Agreement as provided herein, Executive will not be entitled to the consideration set forth above.

3. FULL AND FINAL RELEASE.

(a) In consideration of the payments being provided to Executive above, Executive, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Employer and all other affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Releasees”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date Executive signs this Agreement.

Specifically included in this waiver and release are, among other things, any and all claims related to any severance pay plan, any and all claims related to Executive’s employment and separation from employment or otherwise, including without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act, as amended; (3) 42 U.S.C. § 1981; (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624); (5) 29 U.S.C. § 206(d)(1); (6) Executive Order 11246; (7) Executive Order 11141; (8) Section 503 of the Rehabilitation Act of 1973; (9) Executive Retirement Income Security Act (ERISA); (10) the Occupational Safety and Health Act; (11) the Worker Adjustment and Retraining Notification (WARN) Act; (12) the Family and Medical Leave Act; (13) the Ledbetter Fair Pay Act; and (14) other federal, state and local discrimination laws, including the Oklahoma Anti-Discrimination Act and 85 O.S. Section 341 under Oklahoma’s Workers’ Compensation Act.

Executive further acknowledges that Executive is releasing, in addition to all other claims, any and all claims based on any tort, whistle-blower, personal injury, defamation, invasion of privacy or wrongful discharge theory; retaliatory discharge theory; any and all claims based on any oral, written or implied contract or on any contractual theory (including the Employment Agreement); any claims based on a severance pay plan; and all claims based on any other federal, state or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits and attorneys’ fees, costs or expenses.

(b) Nothing in this Agreement, however, is intended to waive Executive’s entitlement to vested benefits under any 401(k) plan or other benefit plan provided by the Employer. Furthermore, the parties specifically agree that this release does not cover, and Executive expressly reserves, indemnification rights existing to the Executive as a current or former director and/or officer of the Employer under the Articles and Bylaws of the Employer and pursuant to applicable state law and in accordance with any D&O policy existing for former officers and directors of the Employer. Finally, the above release does not waive claims that Executive could make, if available, for unemployment or workers’ compensation or claims that cannot be released by private agreement.

(c) Executive understands that this Agreement does not bar the Executive from filing a complaint and/or charge with any appropriate federal, state, or local government agency or cooperating with said agency in its investigation. Executive agrees, however, that the Executive shall not be entitled to receive any relief or recovery (monetary or otherwise) in connection with any complaint or charge brought against the Releasees, without regard as to who brought said complaint or charge.

4. ADVICE OF COUNSEL. Executive acknowledges that the Executive has been and is hereby advised by the Employer to consult with an attorney in regard to this matter. Executive understands that Executive is responsible for the costs of any such legal services incurred in connection with such consultation.

5. POST-EMPLOYMENT COOPERATION. Executive agrees to reasonably cooperate with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired or which failed to transpire while Executive was employed by the Employer. Executive also agrees to cooperate reasonably with the Employer in connection with any internal investigation or review, or any investigation or review by any federal, state or local regulatory authority, relating to events or occurrences that transpired or failed to transpire while Executive was employed by the Employer. Executive’s reasonable cooperation in connection with such matters shall include, but not be limited to, providing information to counsel, being available to meet with counsel to prepare for discovery or trial and acting as a witness on behalf of the Employer at a mutually convenient times. If the Executive is called upon to cooperate in connection with any such matter, then the Executive shall be entitled to a fair and reasonable per diem fee and reimbursement of any expenses incurred at the request of the Employer.

6. NO OTHER CLAIMS. Executive represents that Executive has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges or lawsuits against the Releasees with any governmental agency or any court or in any arbitration forum.

7. NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. This Agreement shall not be construed as an admission by the Employer of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.

8. RETURN OF PROPERTY. Executive acknowledges, understands, and agrees that Executive will turn over to        all documents, files, memoranda, records, Employer Information (as defined in the Employment Agreement), credit cards, records, books, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, PDAs, keys and electronic keys or access cards into the building and any other equipment or documents, and all other physical or electronic property of similar type that Executive received from the Employer and/or that Executive used in the course of his employment with the Employer and that are the property of the Employer. Executive agrees that Executive will not delete, destroy or erase any data stored on or associated with such property, including but not limited to data stored on computers, servers, phones, or other electronic devices. Executive further agrees to return to      any and all hard copies of any documents which are the subject of a document preservation notice or other legal hold and to notify        of the location of any electronic documents which are subject to a legal hold.

9. CONFIDENTIALITY. The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Executive at any time to any person (including the Employer’s employees) except Executive’s lawyer, accountant, or immediate family without the prior written consent of an officer of the Employer, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or pursuant to court order after reasonable notice to the Employer. Executive may disclose that Executive is subject to an agreement not to disclose trade secrets and confidential information where necessary to comply with such confidentiality agreement. Executive agrees that Executive is responsible for informing these persons of the confidential nature of this Agreement and that any breach of this confidentiality provision by any of these persons shall be deemed a breach by Executive.

10. GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of Oklahoma.

11. SEVERABILITY. The provisions of this Agreement are severable, and if any part of this Agreement except Paragraphs 3 or 5 are found by a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective, and the court is authorized to amend relevant provisions of the Agreement to carry out the intent of the parties to the extent legally permissible. If Paragraph 3 or 5 is found by a court of competent jurisdiction to be unenforceable, the parties agree to seek a determination by the court as to the rights of the parties, including whether Executive is entitled under those circumstances and the relevant law to retain the benefits paid to Executive under this Agreement.

12. SOLE AND ENTIRE AGREEMENT. This Agreement and the Employment Agreement set forth the entire agreement between the parties with respect to the subject matters covered by this Agreement and the Employment Agreement; provided however, that any continuing obligations of confidentiality, non-disparagement, non-appropriation and/or non-solicitation under any other agreement shall survive. Any other prior agreements between or directly involving the parties to the Agreement and the Employment Agreement with respect to the subject matters covered by this Agreement and the Employment Agreement are superseded by the terms of this Agreement and the Employment Agreement and thus are rendered null and void.

13. NO OTHER PROMISES. Executive affirms that the only consideration for his signing this Agreement is that set forth in Paragraph 2, that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this document, and that Executive fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

14. ACKNOWLEDGEMENTS.

(a) Executive acknowledges, understands and agrees that Executive has been notified of Executive’s rights under the Family and Medical Leave Act (FMLA) and state leave laws. Executive further acknowledges, understands and agrees that Executive has not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, Executive has been returned to Executive’s job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.

(b) Executive acknowledges, understands and agrees that it is Executive’s obligation to make a timely report, in accordance with the Employer’s policy and procedures, of any work related injury or illness. Executive further acknowledges, understands and agrees that Executive has reported to the Employer’s management personnel any work related injury or illness that occurred up to and including Executive’s last day of employment.

15. NO VIOLATION OF THE LAW. Executive represents and acknowledges that, except as set forth on Schedule I attached hereto, Executive is unaware of any conduct, actions or inactions by the Employer or anyone employed by the Employer which would violate any federal, state or local law, any common law, or any rule promulgated by any administrative body. Executive further acknowledges that Executive has disclosed to        any relevant facts known to Executive of any conduct which violates in any material respect any Employer policy or standard.

16. LEGALLY BINDING AGREEMENT. Executive understands and acknowledges that this Agreement contains a full and final release of claims against the Employer; and that Executive has agreed to its terms knowingly, voluntarily, and without intimidation, coercion or pressure.

17. ADVICE OF COUNSEL / CONSIDERATION AND REVOCATION PERIODS. Executive hereby acknowledges and agrees that this Agreement and the termination of Executive’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth herein shall be applicable, without limitation, to any claims brought under these Acts. Executive acknowledges that the Executive has been and is hereby advised by the Employer to consult with an attorney in regard to this matter. Executive understands that Executive is responsible for the costs of any such legal services incurred in connection with such consultation. Executive further acknowledges that Executive has been given more than twenty-one (21) days from the time that Executive receives this Agreement to consider whether to sign it. Executive shall have seven (7) days from the date Executive signs this Agreement to revoke the Agreement. To revoke, Executive must ensure that written notice is delivered to       , 608 South Main Street, Stillwater, Oklahoma 74074, by the end of the day on the seventh calendar day after Executive signs this Agreement. If Executive does not revoke this Agreement within seven (7) days of signing, this Agreement will become final and binding on the day following such seven (7) day period.

[Signatures are on the Following Page]

This Agreement includes a release of all known and unknown claims through the date of this Agreement. Executive should carefully consider all of its provisions before signing it. Executive’s signature below indicates Executive’s understanding and agreement with all of the terms in this Agreement.

Southwest Bancorp, Inc.

Date: By:

Full Name:

Title:       ]

Stillwater National Bank and Trust Company

Date: By:

Full Name:

Title:

Bank of Kansas

Date: By:

Full Name:

Title:

Date:

Mark W. Funke

Schedule I